EXHIBIT 24.2

POWER OF ATTORNEY

Each person whose signature appears below, hereby authorizes and appoints Geoffrey Talbot as his attorney-in-fact with full power of substitution and resubstitution, to sign and file on his behalf individually and in each such capacity stated, below, the Annual Report of Statmon Technologies Corp. on Form 10-KSB for the year ending March 31, 2007, and any amendments thereto to be filed with the Securities and Exchange Commission, The NASDAQ Stock Market or similar body, and otherwise, as fully as such person could do in person, hereby verifying and confirming all that said attorneys-in-fact, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signatures	Title	Date
GEOFFREY P. TALBOT	Chairman, CEO, President and Chief Financial Officer	July 16, 2007

PETER J. UPFOLD	Vice Chairman, CTO and Treasurer/Secretary	July 16, 2007

LEONARD SILVERMAN, Ph.D.	Director	July 16, 2007

ROBERT B. FIELDS	Director	July 16, 2007